Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 28, 2017, in the Registration Statement (Form F-1) and related Prospectus of RISE Education Cayman Ltd dated September 22, 2017.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China

September 22, 2017